Exhibit 99.3

                             Press Release


MarketShare Recovery, Inc. Announces  Termination of  Dominix  Acquisition
Agreement


NEW YORK, April 1, 2004 MarketShare Recovery, Inc. (MSRY.OB) a marketing and media firm, today announced that it has mutually agreed with Dominix Corporation (DMNX.OB) to terminate the acquisition agreement, dated December 8, 2003, with respect to the intention to sell a 100% stake of the MarketShare operating subsidiary.

In light of unanticipated delays in completing the transaction and in the best interest of shareholders, management determined that it would be in MarketShare's best interest to continue to operate its business model in its current form rather than part of a combined company.

MarketShare has agreed to license certain portions of its consumer database to Jade Entertainment Group, a company controlled in part by the controlling shareholders of MarketShare, for a licensing fee of $45, 567 and for forgiveness of monies advanced by Dominix, accrued as a result of the contemplated acquisition agreement. Jade and MarketShare have agreed to share certain office expenses, retroactive to January 1, 2004, currently incurred by MarketShare. MarketShare intends to seek new office space to better accommodate its business needs and has further agreed to convey its interest in its current leasehold to Jade upon the finalization of certain corporate actions between Jade and Dominix.

Both firms are pleased with the decision.


About MarketShare Recovery, Inc.

MarketShare Recovery, Inc. is marketing and media firm providing solutions which assist marketers reach their target consumers and drive sales. The company offers manufacturers, resellers and service providers a reliable, high-quality resource for business development. The firm provides strategic as well as tactical marketing solutions. MarketShare Recovery is a member of the Direct Marketing Association. For additional information, visit http://www.MarketShareRecovery.com



Safe Harbor Statements

This press release includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on MarketShare Recovery management's current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to MarketShare Recovery as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. These forward-looking statements may relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact. Further information on risks or other factors that could affect MarketShare Recovery's results of operations is detailed in its current filings, on form 8-k and 10QSB, with the United States Securities and Exchange Commission available at www.sec.gov.

For further information, please contact:



Contact:
MarketShare Recovery, Inc.

631-385-0007
pr@marketsharerecovery.com